                                 EXHIBIT 11.1

                   INTEGRATED PACKAGING ASSEMBLY CORPORATION
                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                 FISCAL QUARTER ENDED              NINE MONTHS ENDED
                                                -----------------------         -----------------------
                                                SEPT. 29,       OCT. 1,         SEPT. 29,       OCT. 1,
                                                  1996           1995             1996           1995
                                                -------         -------         -------         -------

Weighted average common shares outstanding      $13,855         $ 2,111         $11,333         $ 2,111

Common equivalent shares from options,
  warrants and convertible preferred stock (1)      --           2,347              --           2,347

Weighted average common equivalent shares
  from convertible preferred stock
  calculated using if-converted method               --           6,123           1,747           6,123

Weighted average common stock equivalents
  calculated by the treasury stock method
  applied to options and warrants                   877             672             899             684
                                                -------         -------         -------         -------
Weighted average common shares and equivalents   14,732          11,253          13,979          11,265
                                                =======         =======         =======         =======
Net income                                      $ 1,021         $   450         $ 2,200         $   978
                                                =======         =======         =======         =======
Net income per share                            $  0.07         $  0.04         $  0.16         $  0.08
                                                =======         =======         =======         =======

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent shares and options issued by the Company during the 12 month period prior to the initial public offering of the Company's common stock have been included as if they were outstanding for all periods presented